Exhibit 99.1

News Release
For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Brian Kearney 312-549-5002 ir@conagra.com

FOR IMMEDIATE RELEASE

CONAGRA BRANDS REPORTS NET SALES AND EPS GROWTH IN SECOND QUARTER

Fiscal 2018 organic net sales and adjusted EPS are now expected to be near the high end of their respective guidance ranges

Remains on track for fiscal 2020 targets

CHICAGO, December 21, 2017 — Today Conagra Brands, Inc. (NYSE: CAG) reported results for the second quarter fiscal year 2018, which ended on November 26, 2017.

Highlights

(all comparisons are against the prior year fiscal period, unless otherwise noted)

•	Net sales grew 4.1% and organic net sales[1] grew 2.3% in the quarter with growth in each operating segment. The Company estimates that the recent hurricanes increased its net sales and organic net sales growth rates by approximately 220 basis points.

•	Diluted earnings per share (EPS) from continuing operations grew 107.7% from $0.26 to $0.54 in the quarter; adjusted[2] diluted EPS from continuing operations grew 12.2% from $0.49 to $0.55.

•	The Refrigerated & Frozen segment continued its growth momentum in the second quarter with 4% volume growth.

•	For fiscal 2018, the Company now expects its organic net sales and adjusted EPS to be near the high end of their respective guidance ranges.

•	The Company bolstered its snacking and frozen platforms by completing the acquisition of Angie’s Artisan Treats, maker of Angie’s BOOMCHICKAPOP, during the quarter. Subsequent to quarter close, the Company entered into a definitive agreement to acquire the Sandwich Bros. of Wisconsin frozen sandwich business.

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “One year after becoming a pure-play, branded food company, Conagra is growing again. Our work to upgrade the quality of our revenue base and rebuild our innovation pipeline is bearing fruit, particularly in our frozen business, where we put much of our year-one focus. Better than expected top-line performance through the second quarter is enabling us to invest more in our U.S. retail business to enhance distribution, merchandising, and consumer trial of our brands – especially where we have new renovation or innovation. Accordingly, we are updating our fiscal 2018 organic net sales and EPS guidance to near the high end of their respective ranges.”

He added, “Higher-than-anticipated inflation, hurricane-related costs, and increased investments to drive distribution and consumer trial are pressuring margins in the near term. We expect fiscal 2018 operating margins to be near the low end of our guidance range as a result of these factors, and our transformation plan remains squarely on-track to achieve our fiscal 2020 targets.”

[1]	Organic net sales excludes the impact of foreign exchange and divested businesses, as well as acquisitions (until the anniversary date of the acquisitions). All references to changes in volume and price/mix are based on organic net sales.
[2]	“Adjusted” financial measures, including organic net sales, are non-GAAP financial measures. Please see the end of this release for reconciliations to the most directly comparable GAAP financial measures.

CONAGRA BRANDS

Total Company Results

Net sales grew 4.1%, and organic net sales grew 2.3%, reflecting continued improvements in domestic retail volume growth, partially offset by increased investments to drive distribution and consumer trial. The Company estimates that the impacts of the recent hurricanes benefitted the net sales and organic net sales growth rates by approximately 220 basis points.

Gross profit increased $11 million from $648 million to $658 million in the quarter. Adjusted gross profit increased $5 million from $650 million to $655 million, primarily driven by volume growth. During the quarter, the Company experienced elevated input cost inflation, including higher transportation costs driven by the recent hurricanes. Additionally, the Company increased investments in its brands to drive distribution and consumer trial. These increased costs were partially offset by improvements in price/mix, primarily in the Foodservice segment, and supply chain realized productivity.

Diluted EPS from continuing operations grew from $0.26 to $0.54 in the quarter; adjusted diluted EPS from continuing operations grew 12.2% from $0.49 to $0.55. The growth primarily reflects the benefit of fewer shares outstanding, net sales growth, and lower interest expense. These benefits were partially offset by input cost inflation, planned increases in selling, general, and administrative (SG&A) expenses, and a higher effective tax rate compared to the prior year period. Additionally, total marketing investments, which include advertising and promotion (A&P), trade, and slotting, increased in the quarter.

Grocery & Snacks Segment Results

Net sales for the Grocery & Snacks segment grew 6% to $900 million in the quarter. The acquisitions of the Duke’s, BIGS, Frontera, and Angie’s BOOMCHICKAPOP businesses added over 300 basis points to the net sales growth rate. Organic net sales grew over 2%. The Company estimates that the recent hurricanes benefitted the net sales and organic net sales growth rates by approximately 200 basis points, primarily driven by inventory builds in both customer warehouses and consumer pantries in the second quarter which are expected to negatively impact the third quarter of fiscal 2018. Volume increased over 3%, driven by hurricane-related benefits. Additionally, consumer takeaway trends improved in brands such as Ro*Tel, Chef Boyardee, Slim Jim, and Peter Pan as well as the microwave popcorn businesses. The Company invested in higher-quality merchandising events that aligned with consumer purchase behavior in the quarter. These investments, which are intended to drive increased brand saliency with consumers, led to a decrease in price/mix of 1%.

Operating profit for the segment decreased 9%, and adjusted operating profit decreased 5%. The decreases were driven by the previously mentioned merchandising investments as well as the impacts of higher input costs and costs associated with the recent hurricanes. These increases in supply chain costs more than offset the favorable impacts of net sales growth, supply chain realized productivity, and decreased A&P investments.

Refrigerated & Frozen Segment Results

Net sales for the Refrigerated & Frozen segment increased 2% to $758 million in the quarter. Organic net sales increased 2%, aided by core business improvements and innovation launches by the Marie Callender’s, Healthy Choice, and Banquet businesses. Continued growth in the core Reddi wip business and the addition of frozen innovation launches by Frontera also added to the net sales growth rate. Volume increased 4%, driven by both core business improvements and innovation launches. Investments to drive distribution, enhanced shelf presence, and consumer trial led to a price/mix decrease of 2%.

Operating profit for the segment increased 9% in the quarter, and adjusted operating profit increased 7%. The increases were primarily driven by volume growth and supply chain realized productivity. These benefits were partially offset by increased input costs and investments to drive distribution, enhanced shelf presence, and consumer trial.

CONAGRA BRANDS

International Segment Results

Net sales for the International segment increased 4% to $220 million in the quarter, and organic net sales were approximately flat compared to the year-ago period. Volume decreased 2% and price/mix increased 2% as the segment executes the value over volume strategy through reductions in promotional intensity, improvements in pricing and trade productivity, and planned discontinuations of certain lower-performing products. Foreign exchange favorably impacted net sales by approximately 400 basis points.

The segment reported an operating profit of $20 million compared to an operating loss of $27 million in the prior-year period; the prior-year period included pre-tax goodwill impairment charges of approximately $44 million, driven by a devaluation of the Mexican peso. Adjusted operating profit increased 20% in the quarter behind increased pricing, favorable brand margin mix, and the impact of favorable foreign exchange.

Foodservice Segment Results

Net sales for the Foodservice segment increased 4% to $295 million in the quarter. The Company estimates that the recent hurricanes benefitted the net sales growth rate by approximately 10 percentage points. Volume decreased 7% as the segment executed the value over volume strategy by exiting noncore and lower-performing businesses. Price/mix increased 11% in the quarter, primarily driven by favorable product and customer mix, as well as the impact of inflation-driven increases in pricing.

Operating profit increased 48% in the quarter driven by increased net sales and favorable customer and product mix.

Other Items

Corporate expenses decreased 60% to $45 million. Adjusted corporate expenses increased 27% to $46 million, primarily driven by an increase in certain self-insurance costs and a reduction in income from transition service agreements.

A&P expense decreased 12% to $86 million in the quarter as the Company improved efficiencies and optimized total marketing investments.

Equity method investment earnings increased $3 million to $21 million as the Ardent Mills joint venture benefitted from continued improvements in operating efficiencies.

Net interest expense decreased 30% to $38 million in the quarter, driven by a significant reduction in debt during the year-ago period.

Capital Allocation

In the second quarter, the Company paid a quarterly dividend of $0.2125 per share. As previously announced, the Company’s board of directors approved a dividend payment at the quarterly rate of $0.2125 per share to be paid on March 1, 2018 to stockholders of record as of the close of business on January 30, 2018.

In the second quarter, the Company repurchased approximately 8 million shares of its common stock for $280 million.

As previously disclosed, on October 12, 2017, the Company issued $500 million aggregate principal amount of floating rate notes due 2020. The notes bear interest at a rate equal to three-month LIBOR plus 0.50% per annum.

CONAGRA BRANDS

Portfolio Update

During the quarter, the Company closed the acquisition of Angie’s Artisan Treats, LLC, the maker of Angie’s BOOMCHICKAPOP ready-to-eat popcorn, for approximately $250 million.

As previously disclosed, on May 30, 2017, the Company entered into a definitive agreement to sell the Wesson oil business to The J.M. Smucker Company. The transaction is subject to certain customary closing conditions, including the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (HSR Act).

Also as previously disclosed, on August 28, 2017, Smucker and the Company each received a request for additional information under the HSR Act (a second request) from the U.S. Federal Trade Commission (FTC) in connection with the FTC’s review of the transaction. The parties are cooperating fully with the FTC as it conducts its review of the transaction.

As previously disclosed, the Company announced that it has entered into a definitive agreement to acquire the Sandwich Bros. of Wisconsin business from Kangaroo Brands, Inc. The transaction is expected to close in early 2018, subject to customary closing conditions, including the receipt of regulatory approvals. The business has seen rapid growth with approximately $60 million in net sales for the twelve months ending November 2017.

Fiscal 2018 Outlook

The Company is updating its fiscal 2018 guidance as summarized below:

•	Organic net sales growth near the high end of the range of (2)% to flat.

•	Reported net sales growth is expected to be 100 to 150 basis points higher than the organic net sales growth rate due to the impacts of acquisitions and foreign exchange.

•	Adjusted operating margin near the low end of the range of 15.9% to 16.3%.

•	Effective tax rate of in the range of 33.5% to 34.5%. This estimate excludes any potential impact from pending federal tax legislation.

•	Adjusted diluted EPS from continuing operations near the high end of the range of $1.84 to $1.89.

•	The Company continues to expect to repurchase approximately $1.1 billion of shares of its common stock in the fiscal year, subject to market and other conditions.

•	Input cost inflation is now expected to be approximately 3.7% for the full fiscal year. This includes higher transportation costs driven by the recent hurricanes.

The fiscal 2018 outlook includes the expected results of the Wesson oil business for the full fiscal year.

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of these forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

CONAGRA BRANDS

Items Affecting Second Quarter Fiscal 2018 Comparability

Included in the $0.54 diluted EPS from continuing operations for the second quarter of fiscal 2018 (EPS amounts rounded and after tax)

•	Approximately $0.01 per diluted share of net expense, or $7.1 million pre-tax ($4.6 million after tax), related to restructuring plans ($3.4 million in cost of goods sold (COGS) and $3.7 million in SG&A)

•	Approximately $0.01 per diluted share of net expense, or $7.8 million pre-tax ($5.0 million after tax), related to costs associated with acquisitions and planned divestitures (all SG&A)

•	Approximately $0.01 of per diluted share of net expense, or $4.1 million pre-tax ($2.5 million after tax), related to a pension remeasurement

•	Approximately $0.01 per diluted share of net benefit, or $7.1 million pre-tax ($4.4 million after tax), related to hedging derivative gains (all COGS)

•	Approximately $0.01 per diluted share of net tax benefit, or $5.3 million, related to unusual tax items (all Tax), related to an adjustment to the estimated tax expense on the earnings of foreign entities resulting from the repatriation of cash that occurred in the second quarter and the estimated taxes recorded in the first quarter on earnings of foreign entities that were not permanently reinvested

Included in the $0.26 diluted EPS from continuing operations for the second quarter of fiscal 2017 (EPS amounts rounded and after tax)

•	Approximately $0.03 per diluted share of net expense, or $19.8 million pre-tax ($12.9 million after tax), related to restructuring plans ($1.8 million in COGS and $18.0 million in SG&A)

•	Approximately $0.09 per diluted share of net expense, or $60.6 million pre-tax ($39.2 million after tax), related to extinguishment of debt (all SG&A)

•	Approximately $0.09 per diluted share of net expense, or $43.9 million pre-tax ($40.7 million after tax), related to an impairment of goodwill in the Mexican business (all SG&A)

•	Approximately $0.02 per diluted share, or $0.5 million pre-tax ($7.7 million after tax), of net expense related to tax items associated with the Spicetec and J.M. Swank divestitures ($0.5 million in SG&A and $7.2 million in tax)

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern Time today to discuss the results. The live audio webcast and presentation slides will be available on conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the continental U.S. and 1-412-902-6506 for all other participants and using passcode 3074204. Please dial in 10 to 15 minutes prior to the call start time. Following the Company’s remarks, the conference call will include a question-and-answer session with the investment community.

A replay of the webcast will be available on conagrabrands.com/investor-relations under Events & Presentations for one year beginning Thursday, December 21, 2017 one hour after the conference call ends.

CONAGRA BRANDS

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America’s leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The company’s portfolio is evolving to satisfy people’s changing food preferences. Conagra’s iconic brands, such as Marie Callender’s®, Reddi-wip®, Hunt’s®, Healthy Choice®, Slim Jim® and Orville Redenbacher’s®, as well as emerging brands, including Alexia®, Blake’s®, Frontera®, Duke’s® and Angie’s® BOOMCHICKAPOP®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Readers of this document should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this document. These risks and uncertainties include, among other things: the ability and timing to obtain required regulatory approvals and satisfy other closing conditions for the pending Wesson divestiture and the pending acquisition of the Sandwich Bros. of Wisconsin business; our ability to achieve the intended benefits of recent and pending acquisitions and divestitures, including the recent spin-off of our Lamb Weston business; general economic and industry conditions; our ability to successfully execute our long-term value creation strategy; our ability to access capital; our ability to execute our operating and restructuring plans and achieve our targeted operating efficiencies from cost-saving initiatives and to benefit from trade optimization programs; the effectiveness of our hedging activities, and our ability to respond to volatility in commodities; the competitive environment and related market conditions; our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters; actions of governments and regulatory factors affecting our businesses; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements.

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted diluted EPS from continuing operations, organic net sales, adjusted gross profit, adjusted operating profit, adjusted corporate expenses, adjusted SG&A, adjusted gross margin, and adjusted operating margin. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted diluted EPS from continuing operations, are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not

CONAGRA BRANDS

provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 26, 2017	November 27, 2016	Percent Change
Net sales	$2,173.4	$2,088.4	4.1%
Costs and expenses:
Cost of goods sold	1,515.1	1,440.9	5.1%
Selling, general and administrative expenses	307.3	417.9	(26.5)%
Interest expense, net	38.0	54.1	(29.8)%

Income from continuing operations before income taxes and equity method investment earnings	313.0	175.5	78.4%
Income tax expense	109.5	78.4	39.6%
Equity method investment earnings	20.6	17.2	19.1%

Income from continuing operations	224.1	114.3	96.1%
Income from discontinued operations, net of tax	0.4	11.6	(97.0)%

Net income	$224.5	$125.9	78.3%

Less: Net income attributable to noncontrolling interests	1.0	3.8	(74.6)%

Net income attributable to Conagra Brands, Inc.	$223.5	$122.1	83.1%

Earnings per share—basic
Income from continuing operations	$0.55	$0.26	111.5%
Income from discontinued operations	—	0.02	(100.0)%

Net income attributable to Conagra Brands, Inc.	$0.55	$0.28	96.4%

Weighted average shares outstanding	406.5	437.7	(7.1)%

Earnings per share—diluted
Income from continuing operations	$0.54	$0.26	107.7%
Income from discontinued operations	—	0.02	(100.0)%

Net income attributable to Conagra Brands, Inc.	$0.54	$0.28	92.9%

Weighted average share and share equivalents outstanding	410.4	441.3	(7.0)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

(unaudited)

	FIRST HALF
	Twenty-six weeks ended	Twenty-six weeks ended
	November 26, 2017	November 27, 2016	Percent Change
Net sales	$3,977.6	$3,984.0	(0.2)%
Costs and expenses:
Cost of goods sold	2,800.3	2,791.9	0.3%
Selling, general and administrative expenses	546.3	649.6	(15.9)%
Interest expense, net	74.4	112.3	(33.8)%

Income from continuing operations before income taxes and equity method investment earnings	556.6	430.2	29.4%
Income tax expense	229.5	247.6	(7.3)%
Equity method investment earnings	50.6	30.3	66.7%

Income from continuing operations	377.7	212.9	77.4%
Income from discontinued operations, net of tax	0.1	103.0	(99.9)%

Net income	$377.8	$315.9	19.6%

Less: Net income attributable to noncontrolling interests	1.8	7.6	(76.2)%

Net income attributable to Conagra Brands, Inc.	$376.0	$308.3	22.0%

Earnings per share—basic
Income from continuing operations	$0.91	$0.48	89.6%
Income from discontinued operations	—	0.22	(100.0)%

Net income attributable to Conagra Brands, Inc.	$0.91	$0.70	30.0%

Weighted average shares outstanding	411.1	438.4	(6.2)%

Earnings per share—diluted
Income from continuing operations	$0.91	$0.48	89.6%
Income from discontinued operations	—	0.22	(100.0)%

Net income attributable to Conagra Brands, Inc.	$0.91	$0.70	30.0%

Weighted average share and share equivalents outstanding	415.1	442.1	(6.1)%

CONAGRA BRANDS

Conagra Brands, Inc.

Segment Operating Results

(in millions)

(unaudited)

	SECOND QUARTER
	Thirteen weeks ended	Thirteen weeks ended
	November 26, 2017	November 27, 2016	Percent Change
SALES
Grocery & Snacks	$900.4	$853.2	5.5%
Refrigerated & Frozen	758.1	740.7	2.3%
International	220.3	211.4	4.2%
Foodservice	294.6	283.1	4.1%
Commercial	—	—	—%

Total	$2,173.4	$2,088.4	4.1%

OPERATING PROFIT
Grocery & Snacks	$199.8	$220.2	(9.2)%
Refrigerated & Frozen	128.5	118.0	8.9%
International	20.2	(26.7)	N/A
Foodservice	47.4	31.9	48.4%
Commercial	—	(0.5)	(100.0)%

Total operating profit for segments	$395.9	$342.9	15.5%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(44.9)	(113.3)	(60.4)%
Interest expense, net	(38.0)	(54.1)	(29.8)%

Income from continuing operations before income taxes and equity method investment earnings	$313.0	$175.5	78.4%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

CONAGRA BRANDS

Conagra Brands, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FIRST HALF
	Twenty-six weeks ended	Twenty-six weeks ended
	November 26, 2017	November 27, 2016	Percent Change
SALES
Grocery & Snacks	$1,646.2	$1,610.4	2.2%
Refrigerated & Frozen	1,373.8	1,345.3	2.1%
International	411.2	406.1	1.2%
Foodservice	546.4	551.1	(0.9)%
Commercial	—	71.1	(100.0)%

Total	$3,977.6	$3,984.0	(0.2)%

OPERATING PROFIT
Grocery & Snacks	$376.0	$400.7	(6.2)%
Refrigerated & Frozen	230.4	210.2	9.6%
International	39.1	(175.9)	N/A
Foodservice	70.6	53.6	31.5%
Commercial	—	202.8	(100.0)%

Total operating profit for segments	$716.1	$691.4	3.6%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(85.1)	(148.9)	(42.9)%
Interest expense, net	(74.4)	(112.3)	(33.8)%

Income from continuing operations before income taxes and equity method investment earnings	$556.6	$430.2	29.4%

Segment operating profit excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	November 26, 2017	May 28, 2017
ASSETS
Current assets
Cash and cash equivalents	$84.0	$251.4
Receivables, less allowance for doubtful accounts of $3.4 and $3.1	683.8	563.4
Inventories	1,059.2	934.2
Prepaid expenses and other current assets	183.5	228.7
Current assets held for sale	45.8	35.5

Total current assets	2,056.3	2,013.2
Property, plant and equipment, net	1,642.0	1,655.0
Goodwill	4,457.0	4,301.1
Brands, trademarks and other intangibles, net	1,298.2	1,229.3
Other assets	846.1	790.6
Noncurrent assets held for sale	100.5	107.1

	$10,400.1	$10,096.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$67.1	$28.2
Current installments of long-term debt	198.8	199.0
Accounts payable	886.7	773.1
Accrued payroll	131.9	167.6
Other accrued liabilities	565.8	552.6

Total current liabilities	1,850.3	1,720.5
Senior long-term debt, excluding current installments	3,065.9	2,573.3
Subordinated debt	195.9	195.9
Other noncurrent liabilities	1,501.5	1,528.8
Total stockholders’ equity	3,786.5	4,077.8

	$10,400.1	$10,096.3

CONAGRA BRANDS

Conagra Brands, Inc.

Condensed Consolidated Statements of Cash Flows

(in millions)

(unaudited)

	Twenty-six weeks ended
	November 26, 2017	November 27, 2016
Cash flows from operating activities:
Net income	$377.8	$315.9
Income from discontinued operations	0.1	103.0

Income from continuing operations	377.7	212.9
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	129.0	133.5
Asset impairment charges	8.8	211.9
Gain on divestitures	—	(197.5)
Loss on extinguishment of debt	—	60.6
Earnings of affiliates in excess of distributions	(50.6)	(23.4)
Stock-settled share-based payments expense	17.7	18.3
Contributions to pension plans	(6.1)	(5.9)
Pension benefit	(21.5)	(20.6)
Other items	3.8	23.9
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(109.8)	(49.2)
Inventories	(130.5)	(32.2)
Deferred income taxes and income taxes payable, net	95.3	183.5
Prepaid expenses and other current assets	0.1	0.2
Accounts payable	110.6	71.7
Accrued payroll	(39.7)	(95.5)
Other accrued liabilities	(1.8)	(31.6)

Net cash flows from operating activities — continuing operations	383.0	460.6
Net cash flows from operating activities — discontinued operations	16.0	81.6

Net cash flows from operating activities	399.0	542.2

Cash flows from investing activities:
Additions to property, plant and equipment	(101.7)	(118.3)
Sale of property, plant and equipment	6.9	11.3
Proceeds from divestitures	—	489.1
Purchase of businesses	(249.6)	(108.2)

Net cash flows from investing activities — continuing operations	(344.4)	273.9
Net cash flows from investing activities — discontinued operations	—	(123.7)

Net cash flows from investing activities	(344.4)	150.2

Cash flows from financing activities:
Net short-term borrowings	38.9	(7.2)
Issuance of long-term debt, net of debt issuance costs	497.4	—
Repayment of long-term debt	(4.8)	(555.8)
Payment of intangible asset financing arrangement	(14.4)	(14.9)
Repurchase of Conagra Brands, Inc. common shares	(580.0)	(170.1)
Cash dividends paid	(171.6)	(219.4)
Exercise of stock options and issuance of other stock awards, including tax withholdings	4.0	47.4

Net cash flows from financing activities — continuing operations	(230.5)	(920.0)
Net cash flows from financing activities — discontinued operations	—	839.1

Net cash flows from financing activities	(230.5)	(80.9)

Effect of exchange rate changes on cash and cash equivalents	8.5	(3.5)
Net change in cash and cash equivalents	(167.4)	608.0
Add: Cash balance included in assets held for sale and discontinued operations at beginning of period	—	36.4
Less: Cash balance included in assets held for sale and discontinued operations at end of period	—	—
Cash and cash equivalents at beginning of period	251.4	798.1

Cash and cash equivalents at end of period	$84.0	$1,442.5

CONAGRA BRANDS

Q2 FY18 & Q2 FY17 Diluted EPS from Continuing Operations

	Q2 FY18	Q2 FY17	% Change
Diluted EPS from continuing operations	$0.54	$0.26	107.7%
Net expense related to restructuring plans	0.01	0.03
Adjustment to the gain on sale of Spicetec and J.M. Swank businesses	—	0.02
Net expense related to acquisitions and planned divestitures	0.01	—
Net expense related to goodwill and intangible impairment charges	—	0.09
Net expense related to pension remeasurement	0.01	—
Net expense related to extinguishment of debt	—	0.09
Corporate hedging derivative gains	(0.01)	—
Net benefit related to unusual tax items	(0.01)	—

Adjusted diluted EPS from continuing operations	$0.55	$0.49	12.2%

Grocery & Snacks Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY18	Q2 FY17	% Change
Grocery & Snacks Segment Operating Profit	$199.8	$220.2	(9.2)%
Net expense related to restructuring plans	4.0	1.4
Net expense related to acquisitions and planned divestitures	7.8	—

Grocery & Snacks Segment Adjusted Operating Profit	$211.6	$221.6	(4.5)%

Refrigerated & Frozen Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY18	Q2 FY17	% Change
Refrigerated & Frozen Segment Operating Profit	$128.5	$118.0	8.9%
Net expense related to restructuring plans	—	2.2

Refrigerated & Frozen Segment Adjusted Operating Profit	$128.5	$120.2	6.9%

International Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY18	Q2 FY17	% Change
International Segment Operating Profit (Loss)	$20.2	$(26.7)	N/A
Net expense related to restructuring plans	0.9	0.4
Net expense related to goodwill and intangible impairment charges	—	43.9

International Segment Adjusted Operating Profit	$21.1	$17.6	19.9%

Foodservice Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY18	Q2 FY17	% Change
Foodservice Segment Operating Profit	$47.4	$31.9	48.4%
Net expense related to restructuring plans	—	—

Foodservice Segment Adjusted Operating Profit	$47.4	$31.9	48.4%

CONAGRA BRANDS

Commercial Segment Operating Profit Reconciliation

(Dollars in millions)	Q2 FY18	Q2 FY17	% Change
Commercial Segment Operating Loss	$—	$(0.5)	(100.0)%
Adjustment to the gain on sale of Spicetec and J.M. Swank businesses	—	0.5

Commercial Segment Adjusted Operating Profit	$—	$—	—%

Corporate Expense Reconciliation

(Dollars in millions)	Q2 FY18	Q2 FY17	% Change
Selling, general and administrative expenses	$307.3	$417.9
Less: selling, general and administrative expenses from reporting segments	255.3	305.4
Plus: Corporate cost of goods sold	(7.1)	0.8

Corporate expenses	$44.9	$113.3	(60.4)%
Net expense related to restructuring plans	(2.2)	(15.8)
Net expense related to early extinguishment of debt	—	(60.6)
Net expense related to pension remeasurement	(4.1)	—
Net income (expense) related to hedging	7.1	(0.8)

Adjusted corporate expenses	$45.7	$36.1	26.7%

Net Sales Reconciliation

Q2 FY18 (Dollars in millions)	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$900.4	$758.1	$220.3	$294.6	$2,173.4
Impact of foreign exchange	—	—	(8.5)	—	(8.5)
Net sales from acquired businesses	(28.4)	(1.1)	—	—	(29.5)

Organic Net Sales	$872.0	$757.0	$211.8	$294.6	$2,135.4

Q2 FY17 (Dollars in millions)	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$853.2	$740.7	$211.4	$283.1	$2,088.4
Net sales from divested businesses	—	—	—	—	—

Organic Net Sales	$853.2	$740.7	$211.4	$283.1	$2,088.4

% Change	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	5.5%	2.3%	4.2%	4.1%	4.1%
Impact of foreign exchange (pp)	—	—	(4.0)	—	(0.4)
Net sales from acquired businesses (pp)	(3.3)	(0.1)	—	—	(1.4)

Organic Net Sales	2.2%	2.2%	0.2%	4.1%	2.3%

Volume (Organic)	3.4%	3.9%	(2.1)%	(7.1)%	1.7%
Price/Mix	(1.2)%	(1.7)%	2.3%	11.2%	0.6%

CONAGRA BRANDS

Gross Margin Reconciliation

Gross Margin: Gross Profit as a % of Net sales

	Q2 FY18	Q2 FY17
Net sales	$2,173.4	$2,088.4
Cost of goods sold	1,515.1	1,440.9

Gross Profit	$658.3	$647.5
Net expense related to restructuring plans included in cost of goods sold	3.4	1.8
Net expense (income) related to hedging	(7.1)	0.8

Adjusted Gross Profit	$654.6	$650.1
Adjusted Gross Margin	30.1%	31.1%

SG&A Reconciliation

	Q2 FY18	Q2 FY17
Selling, general, and administrative (SG&A) expenses	$307.3	$417.9
Gain on sale of Spicetec and J.M. Swank businesses	—	0.5
Advertising and promotion expenses	86.0	97.4
Net expense related to restructuring plans	3.7	18.0
Net expense related to goodwill and intangible impairment charges	—	43.9
Net expense related to early extinguishment of debt	—	60.6
Net expense related to pension remeasurement	4.1	—
Net expense related to acquisitions and planned divestitures	7.8	—

Adjusted SG&A expenses	$205.7	$197.5